Exhibit 26(k) (i)

Legal Opinion & Consent of Arthur D. Woods, Esq.

TRANSAMERICA PREMIER LIFE INSURANCE COMPANY

April 24, 2020

Board of Directors

Transamerica Premier Life Insurance Company

WRL Series Life Account

4333 Edgewood Road, N.E.

Cedar Rapids, Iowa 52499-0001

RE: WRL Series Life Account

WRL Freedom Equity Protector

File No. 333-199058/811-4420

Directors:

I have participated in the preparation and review of Post-Effective Amendment No. 6 to the Registration Statement (“the “Amendment”) on Form N-6 filed with the Securities and Exchange Commission (Reg. No. 333-199058) under the Securities Act of 1933 for the registration of flexible premium variable life insurance policies (the “Policies”) to be issued with respect to the WRL Series Life Account (the “Account”). I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consideration, it is my opinion that:

1.	Transamerica Premier Life Insurance Company has been duly organized under the laws of the State of Iowa and is a validly existing corporation.

2.	The Separate Account has been duly created and validly exists as a separate account pursuant to Iowa Insurance Law.

3.

Iowa Insurance Law Section 508A.1 provides that the portion of the assets of the Separate Account equal to the reserves and other liabilities for variable benefits under the Policies is not chargeable with liabilities arising out of any other business Transamerica Premier Life Insurance Company may conduct.

4.	The Policies, when issued as contemplated by the Registration Statement, will be legal and binding obligations of Transamerica Premier Life Insurance Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Arthur D. Woods, Esq.
Arthur D. Woods, Esq. Transamerica Premier Life Insurance Company